Exhibit 3.1
CERTIFICATE OF AMENDMENT
OF
RESTATED CERTIFICATE OF INCORPORATION
OF
MARINEMAX, INC.
     MarineMax, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, does hereby certify as follows:
     1. The Restated Certificate of Incorporation of the Corporation is hereby amended by deleting Article IV in its entirety and substituting in lieu thereof the following:
“ARTICLE IV
Authorized Capital Stock
     The total number of shares of stock that the Corporation shall have the authority to issue is Forty-One Million (41,000,000), consisting of Forty Million (40,000,000) shares of Common Stock, par value $.001 per share (“Common Stock”) and One Million (1,000,000) shares of Preferred Stock, par value $.001 per share (“Preferred Stock”).
     The Board of Directors of the Corporation (the “Board”) is hereby authorized to increase the total number of authorized shares to any amount consisting of any greater number of Common Stock or Preferred Stock so long as such amounts do no exceed Forty-Five Million (45,000,000), consisting of Forty Million (40,000,000) shares of Common Stock and Five Million (5,000,000) shares of Preferred Stock, by filing a certificate of amendment pursuant to the General Corporation Law of the State of Delaware (the “GCL”).
     The Preferred Stock may be issued from time to time in one or more series. The Board is hereby authorized to provide for the issuance of shares of Preferred Stock in one or more series and, by filing a certificate pursuant to the GCL (hereinafter referred to as “Preferred Stock Designation”), to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and the relative, participating, optional, or other rights of the shares of each such series and the qualifications, limitations, and restrictions thereof. The authority of the Board with respect to each series shall include, but not be limited to, determination of the following:
     A. the designation of the series, which may be by distinguishing number, letter or title;
     B. the number of shares of the series, which number the Board may thereafter (except where otherwise provided in the Preferred Stock Designation) increase or decrease (but not below the number of shares thereof then outstanding);

     C. whether dividends, if any, shall be cumulative or noncumulative and the rights with respect to dividends of the series;
     D. the redemption rights and price or prices, if any, for shares of the series;
     E. the terms and amount of any sinking fund provided for the purchase or redemption of shares of the series;
     F. the amounts payable on, and the preferences, if any, of shares of the series in the event of any voluntary or involuntary liquidation, dissolution, or winding up of the affairs of the Corporation;
     G. whether the shares of the series shall be convertible into shares of any other class or series, or any other security, of the Corporation or any other corporation, and, if so, the specification of such other class or series of such other security, the conversion price or prices or rate or rates, any adjustments thereof, the date or dates at which such shares shall be convertible and all other terms and conditions upon which such conversion may be made;
     H. restrictions on the issuance of shares of the same series or of any other class or series; and
     I. the voting rights, if any, of the holders of shares of the series.
     The Common Stock shall be subject to the express terms of the Preferred Stock and any series thereof. The holders of shares of Common Stock shall be entitled to one (1) vote for each such share upon all questions presented generally to the stockholders.
     The number of authorized shares of Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the GCL of the State of Delaware, and no vote of the holders of either the Common Stock or the Preferred Stock voting separately as a class shall be required therefor.”
     2. The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the state of Delaware.
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     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be executed and acknowledged by its President and Chief Executive Officer on this 17th day of February, 2010.

MARINEMAX, INC.
By:	/s/ William H. McGill, Jr.
William H. McGill, Jr.,
President and Chief Executive Officer

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